Exhibit 10.26

SEPARATION AGREEMENT

THIS AGREEMENT (“Agreement”) is made as of June 11, 2010, by and among NEWPAGE CORPORATION (“Company”), NEWPAGE GROUP INC. (“NewPage Group”) and E. THOMAS CURLEY (“Executive”) to acknowledge and set forth the terms and conditions regarding the termination of Executive’s employment and positions with the Company and its Affiliates (as such term is defined below). Capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement (as defined below). For purposes of this Agreement, the Company, NewPage Group and Executive each may be referred to individually as a “Party,” and together as the “Parties.”

1. Separation Date. Executive hereby resigns, effective as of June 11, 2010 (the “Separation Date”), from any and all positions Executive holds with the Company and its Affiliates (as defined below), including, without limitation: (a) his position as President and Chief Executive Officer of the Company, NewPage Group and NewPage Holding Corporation, (b) any position he holds in any fiduciary capacity with any benefit plan sponsored by the Company or its Affiliates, and (c) any position he holds as a member of a committee established by the Company or any of its Affiliates. Executive’s last day of employment with the Company will be the Separation Date. Executive shall take all actions and provide Executive’s full cooperation, whether before or after the Separation Date, to the extent the Company reasonably believes such assistance is necessary to effectuate the foregoing resignations. For purposes of this Agreement, the term “Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person.

2. Separation Payments and Benefits. Subject to and in consideration of the execution of the Release (defined below), without revocation, within forty-five (45) days following the Separation Date and Executive’s continuing compliance with the provisions of the Employment Agreement set forth in Section 6 of this Agreement, the Company will pay the following amounts or provide the following benefits to Executive (collectively, the “Separation Compensation”), in each case minus any applicable payroll taxes and other deductions and withholdings required by federal, state or local law or as requested by Executive:

(a)	The Company will pay Executive accrued but unpaid Base Salary, if any, through the Separation Date; and

(b)	The Company will pay Executive for accrued but unused vacation time, if any, until and through the Separation Date; and

(c)	The Company will pay to Executive an amount equal to two times the Executive’s annual Base Salary; and

(d)	The Company will pay to Executive a pro rata bonus for calendar year 2010, calculated by multiplying the Annual Bonus that would have been payable to the Executive for calendar year 2010 (determined as of the end of calendar year 2010 and payable as described below in Section 3) by a fraction, the numerator of which is the number of days in the current calendar year through the Separation Date and the denominator of which is 365; and

(e)	The Company will continue Executive’s medical, dental, vision, basic life, and employee assistance coverage (collectively, the “Continued Welfare Benefits”) as in effect on the Separation Date (including the continued reimbursement of expenses pursuant to Section 4.5 of the Employment Agreement) for twenty-four (24) months after the Separation Date, provided that (x) such benefits will be provided only if and for so long as Executive continues to pay to the Company the employee cost of those benefits as paid by active employees, and (y) if Executive becomes employed with another employer that provides one or more similar benefits under an employer approved plan, the Continued Welfare Benefits to be provided hereunder will be secondary to those provided under any such other plan; and

(f)	The Company will reimburse the Executive for the cost of outplacement services substantially similar to those provided pursuant to the terms of the Company’s severance plan; and

(g)	Executive will be entitled to receive all other accrued, vested benefits as of the Separation Date to which Executive is entitled under the terms of the Company’s employee benefit plans (which for purposes of clarity and avoidance of doubt, shall not include any benefits payable under any plan or program relating to the payment of severance, bonus, incentive or other compensation).

3. Payments. The Company will pay the amounts set forth in Paragraph 2 above as follows: (a) the amounts specified in Paragraph 2(a) and (b) within 10 business days of the Separation Date (unless an earlier date is required by law), (b) the amounts specified in Paragraphs 2(c), subject to execution of the Release (without revocation), in a series of equal installments over a period of 24 months in accordance with the normal payroll practices of the Company, with the first installment payable at the end of the calendar month in which the 60th day after the Separation Date occurs (but as permitted by Section 409A of the Internal Revenue Code, the Company may, in its sole discretion, make the first installment of that payment at the end of the calendar month in which the 30th day after the Separation Date occurs), (c) the amounts specified in 2(d) above, subject to execution of the Release (without revocation), if and when the Company pays annual bonuses to similarly situated executives who remain employed by the Company (on or before March 15 of the year following the year in which the relevant services required for payment have been performed), (d) the amounts specified in 2(f), subject to execution of the Release (without revocation), shall be paid as soon as is practicable following documentation of such costs in accordance with the normal reimbursement practices of the Company, but no later than the last day of the calendar year following the taxable year in which the reimbursable expense, if any, was incurred, and (e) the amounts specified in (g) will be payable in accordance with the terms or policies of the relevant employee benefit plan.

4. Performance Award. The Executive shall be entitled to a pro rata portion of the Executive’s Performance Award granted pursuant to the Company’s 2010 Executive Long-Term Incentive Plan (the “LTIP”) and the award agreement, dated as of February 10, 2010, between the Company and the Executive, calculated and payable in accordance with Section 4.4(b) of the LTIP. The Parties acknowledge and agree that this pro rata amount equals $165,753.42, minus any applicable payroll taxes and other deductions and withholdings required by federal, state or local law.

5. Release and Waiver. In consideration of the Company’s promise to pay the Separation Compensation set forth in Section 2 above, and as a condition precedent to the Company’s obligation to pay such compensation, Executive shall execute and deliver to the Company an original signed copy of the General Release attached to this Agreement at Exhibit A (the “Release”), within forty-five (45) days following the Separation Date, without revocation.

6. Employment Agreement. Attached to this Agreement as Exhibit B is a copy of the Employment Agreement between Executive and the Company dated February 10, 2010, as amended (the “Employment Agreement”). Notwithstanding anything in the Employment Agreement or this Agreement to the contrary, and in consideration of the payments and benefits to be provided by the Company pursuant to Paragraph 2 above, Executive hereby agrees that he shall remain bound by and comply with the terms and conditions and obligations set forth in Section 6 (Non-disparagement), Section 7 (Restrictions on Obligations of Executive), including, without limitation, Section 7.5 (Remedies and Specific Performance) and Section 8 (Other Provisions) of the Employment Agreement. In addition, Executive hereby represents and warrants that Executive has remained in full compliance with Sections 6 and 7 of the Employment Agreement through the effective date of this Agreement. Executive hereby agrees that he shall deliver to the Company, on or promptly after the Separation Date, any and all Company Property and all copies of any Company Property in Executive’s possession, custody or control and shall not retain any such property.

7. Options. Executive’s outstanding options to purchase shares of NewPage Group Common Stock shall remain outstanding pursuant to, and subject to, the terms of the Non-Qualified Stock Option Agreement between the Executive and NewPage Group.

8. Additional Acknowledgements and Affirmations.

(a) Full Satisfaction. Executive acknowledges and agrees that, except for the payments and benefits set forth in this Agreement, Executive will neither receive, nor be entitled to receive, any other compensation, payments or benefits of any kind or nature from the Company or its Parents or Subsidiaries, including, without limitation, any salary, commission, compensation, bonus, incentive payment, severance, expense reimbursement or other payment of any kind or nature whatsoever pursuant to Executive’s Employment Agreement or any other agreement, understanding or instrument, whether verbal or written, between Executive and the Company, its Parents or Subsidiaries.

(b) Absence of Potential Claims.

(1) Executive hereby affirms that he has not filed, caused to be filed, or presently is a party to any pending or threatened claim or action against the Company or any of the Company Released Parties.

(2) Executive affirms that he has not suffered any known workplace injuries or occupational diseases.

(3) Executive affirms that he has not been retaliated against for reporting any allegations of wrongdoing by the Company or its Affiliates, or their respective officers or board members, including any allegations of corporate fraud.

9. Cooperation. Executive hereby agrees that at all times prior to and after the Separation Date, he shall make himself reasonably available to, and shall cooperate with, the Company and its Affiliates, at the Company’s sole cost and expense, with respect to any matter about which Executive has knowledge arising out of Executive’s employment with the Company, or any roles or positions Executive had with the Company or any of its Affiliates, including, without limitation, in connection with any past, present or future Proceeding involving the Company or its Affiliates. For purposes of this Separation Agreement, the term “Proceeding” means any and all past, present and future actions, causes of action, suits, litigation, complaints, controversies, threats, demands, inquiries, investigations, or other proceedings, whether formal or informal, and whether pending or threatened or otherwise.

10. Governing Law and Venue. This Agreement will be governed and construed in accordance with the laws of the State of Ohio, without regard to conflicts of laws principles. The Parties agree irrevocably to submit to the exclusive jurisdiction of the federal courts or, if no federal jurisdiction exists, the state courts located in Dayton, Ohio, for the purposes of any suit, action or other proceeding brought by any party arising out of any breach of any provision of this Agreement and hereby waive, and agree not to assert by way of motion, as a defense or otherwise, in any such suit, action, or proceeding, any claim that he or it is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that the provisions of this Agreement may not be enforced in or by those courts. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES WAIVE THEIR RIGHT TO A TRIAL BY JURY IN ANY LITIGATION RELATED TO OR ARISING OUT OF THIS AGREEMENT.

11. Miscellaneous. This Agreement (including the Release) contains the complete agreement among the Parties with respect to its subject matter, and supersedes all prior agreements, arrangements or understandings with respect to the subject matter of this Agreement, except as expressly set forth in Paragraphs 5 and 6 or elsewhere in this Agreement. This Agreement may only be modified in a writing signed by all Parties. The provisions of this Agreement are severable and the unenforceability or invalidity of any provision of this Agreement will not render any other provision unenforceable or invalid. This Agreement may be signed in multiple counterparts, any of which may be signed and exchanged by email or facsimile, each of which when so executed will constitute an original.

The parties have caused this Agreement to be executed as of the date shown above.

EXECUTIVE	NEWPAGE CORPORATION

/s/ E. Thomas Curley	By:	/s/ Douglas K. Cooper
E. Thomas Curley	Name:	Douglas K. Cooper
	Title:	Vice President, General Counsel and Secretary

NEWPAGE GROUP INC.

	By:	/s/ Douglas K. Cooper
	Name:	Douglas K. Cooper
	Title:	Vice President, General Counsel and Secretary

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